FINISH LINE REPORTS SECOND QUARTER RESULTS

INDIANAPOLIS— September 27, 2007—The Finish Line, Inc. (NASDAQ:FINL) announced results for the second quarter representing the thirteen weeks ended September 1, 2007.

SECOND QUARTER RESULTS:

For the thirteen weeks ended September 1, 2007 (the “second quarter” or “Q2”), the Company reported a net loss of $1.8 million, or $(.04) per diluted share versus net income of $9.9 million, or $.21 per diluted share for the thirteen weeks ended August 26, 2006 (“Q2 LY”).  Included in the Q2 loss is a pre-tax charge of $13.0 million ($.17 per diluted share) for the impairment of assets, write down of inventory and lease costs related to the recently announced closure of the Company’s 15 Paiva stores.  Diluted weighted average shares outstanding were 47,188,000 for Q2 versus 47,612,000 shares outstanding for Q2 LY.

Net sales increased 1.3% to $343.0 million for Q2 compared to $338.6 million reported for Q2 LY.  Comparable store net sales decreased 4.7% for Q2 as compared to the 6.6% decrease reported for Q2 LY.

Merchandise inventories on a consolidated basis were $303.6 million at September 1, 2007 compared to $322.7 million at August 26, 2006. As of September 1, 2007, on a per square foot basis, consolidated inventories decreased 11%, and Finish Line store merchandise inventories decreased 8% compared to one year ago.

Mr. Alan H. Cohen, Chairman and Chief Executive Officer of Finish Line stated, "During the quarter, we made progress on several key operating initiatives including: reorganizing our footwear buying and planning teams, evolving our product assortment to emphasize premium products in both performance and sport style categories, remerchandising our stores, and increasing our investment in our direct-to-consumer business.  We believe these initiatives will lead to improved financial performance in the coming quarters.  In addition, we have reduced Finish Line store inventory 8% on a per square foot basis.  This reduction makes room for a strong flow of new products going into the important holiday season."

YEAR-TO-DATE RESULTS:

For the twenty-six weeks ended September 1, 2007 (“YTD”) the Company reported a net loss of $5.7 million, or $(.12) per diluted share versus net income of $14.3 million, or $.30 per diluted share for the twenty-six weeks ended August 26, 2006 (“YTD LY”).  As noted above, included in the YTD loss is a pre-tax charge of $13.0 million ($.17 per diluted share) related to the recently announced closure of the Company’s 15 Paiva stores.  Diluted weighted average shares outstanding were 47,162,000 for YTD versus 48,119,000 shares outstanding for YTD LY.

Net sales increased 0.6% to $631.3 million for YTD compared to $627.7 million for YTD LY.  Comparable store net sales decreased 4.4% for YTD versus a 6.8% decrease reported for YTD LY.

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Friday, September 28th.  Interested parties may participate in the call by calling 1-706-634-5566 (conference ID# is 15475163). Those interested in listening to the call on the web can do so at www.finishline.com under Investor Relations.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 15475163). This replay will be available commencing at approximately 9:45 ET on Friday, September 28th and will remain available through October 1st.  In addition, the replay will be available on the web at www.finishline.com under Investor Relations.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter.  Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; events relating to the agreement and plan of merger into which the Company entered with Genesco Inc., and the other risks detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 698 Finish Line stores in 47 states and online, 95 Man Alive stores in 19 states and online and 2 Paiva stores in 2 states.  To learn more about these brands, visit www.finishline.com and www.manalive.com.

	The Finish Line, Inc. Consolidated Statements of Operations (Unaudited) (In thousands, except per share and store data)
	Thirteen	Thirteen	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	September 1,	August 26,	September 1,	August 26,
	2007	2006	2007	2006

Net sales	$342,966	$338,635	$631,299	$627,681
Cost of sales (including occupancy expenses)	243,401	236,810	454,895	439,939
Gross profit	99,565	101,825	176,404	187,742

Selling, general, and administrative expenses	91,047	85,973	173,554	165,599
Asset impairment	11,527	--	11,527	--
Operating (loss) income	(3,009)	15,852	(8,677)	22,143

Interest income, net	237	150	700	885
(Loss) income before income taxes	(2,772)	16,002	(7,977)	23,028
(Benefit) provision for income taxes	(974)	6,081	(2,308)	8,751
Net (loss) income	$(1,798)	$9,921	$(5,669)	$14,277
Diluted weighted average shares outstanding	47,188	47,612	47,162	48,119
Diluted net (loss) income per share	$(0.04)	$0.21	$(0.12)	$0.30

Dividends declared per share	$--	$0.025	$0.025	$0.050

Number of stores open at end of period:
Finish Line			697	672
Man Alive			95	76
Paiva			15	6

	Condensed Consolidated Balance Sheet
	September 1,	August 26,	March 3,
	2007	2006	2007
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$34,182	$40,291	$62,864
Merchandise inventories, net	303,631	322,732	287,300
Other current assets	30,124	21,873	30,212
Property and equipment, net	234,104	242,455	247,468
Other assets	33,763	28,915	28,792
Total assets	$635,804	$656,266	$656,636

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$116,486	$166,830	$142,886
Deferred credits from landlords	64,071	59,978	64,472
Other long-term liabilities	9,229	--	--
Shareholders' equity	446,018	429,458	449,278
Total liabilities and shareholders' equity	$635,804	$656,266	$656,636

CONTACTS:
Investor Relations Contact:
Kevin S. Wampler, 317/899-1022 ext 6914
Executive Vice President - Chief Financial Officer

Media Requests Contact:
Elise Hasbrook, 317/899-1022 ext 6827
Corporate Communications Manager